UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 5, 2005 (November 29, 2005)
CYTOKINETICS, INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50633 (Commission File Number)	94-3291317 (IRS Employer Identification No.)
280 East Grand Avenue
South San Francisco, California 94080
(Address of principal executive offices, including zip code)
(650) 624-3000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On November 29, 2005, we entered into a sublease agreement with Millennium Pharmaceuticals, Inc. (“Millennium”) to expand into a facility containing approximately 31,392 square feet of additional office and laboratory space in South San Francisco, CA (the “Subleased Premises”). The Subleased Premises are adjacent to our current corporate headquarters in South San Francisco.
The term of the sublease agreement commences on November 29, 2005 and ends on June 30, 2011. Base rent expense for the Subleased Premises commences on March 1, 2006 and will be approximately $1.51 per square foot per month, or about $567,000 for the first twelve months. Starting March 1, 2007, monthly base rent expense for the Sublease Premises will be approximately $2.32 per square foot, or about $873,953 per year. Starting March 1, 2008 and thereafter for the remainder of the sublease agreement term, base rent expense will increase annually by 3%. In addition to base rent expense, we will be responsible for certain costs and charges specified in the sublease agreement including operating expenses, real estate taxes and utility expenses. Upon termination of the sublease agreement, title to certain furniture, fixtures and equipment owned by Millennium may be deemed transferred to us and we may be required to remove these items from the Subleased Premises.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The discussion appearing above under Item 1.01. is hereby incorporated by reference in response to this Item 2.03.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTOKINETICS, INCORPORATED
/s/ James H. Sabry
James H. Sabry
President and Chief Executive Officer

Dated: December 5, 2005